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Exhibit (i)(6)

August 16, 2016

Ladies and Gentlemen:

We are furnishing this opinion in connection with Post-Effective Amendment No. 77 under the Securities Act of 1933, as amended, and Amendment No. 80 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-1A of Highland Funds I (the “Trust”) for the registration of an indefinite number of Class A, Class C and Class Z shares of beneficial interest of its Highland Merger Arbitrage Fund series (the “Fund”). The aforementioned shares are referred to herein collectively as the “Shares.”

In connection with this opinion, we have examined:

(a) A copy of the Certificate of Trust of the Trust, dated February 27, 2006, as amended, certified by the Secretary of State of the State of Delaware.

(b) A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated September 14, 2012, as amended.

(c) A copy of the By-Laws of the Trust.

(d) Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

We are familiar with the action taken by the Board of Trustees of the Trust to authorize the issuance of the Shares. We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities. We have also assumed that each of the Shares will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

August 16, 2016

/s/ Ropes & Gray LLP
Ropes & Gray LLP